BlackRock Healthcare Fund, Inc.

FILE #811-03595

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
5/22/2008	ALLOS THERAPEUTICS INC.	10,800,000	74,100 shares	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Citigroup Global Markets Inc.